Exhibit 99.1

ARGAN, INC. ANNOUNCES INCREASE TO SHARE REPURCHASE PROGRAM,

DECLARES REGULAR QUARTERLY CASH DIVIDEND OF $0.50 PER COMMON SHARE

April 8, 2026 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors (the “Board”) approved an increase to the Company’s existing share repurchase program from $150 million to $200 million and extended the expiration date through January 31, 2030. The Board also declared a regular quarterly cash dividend in the amount of $0.50 per common share. The dividend will be payable on April 30, 2026, to stockholders of record at the close of business on April 22, 2026.

David Watson, President and Chief Executive Officer of Argan commented, “Our ability to again increase our share repurchase authorization reflects Argan’s strong and sustained cash generation, robust balance sheet and our conviction around the long-term demand environment for our capabilities.  This is an exciting time for our Company, with exceptionally strong demand for our services and the expansion of our share repurchase program reflects the Board’s confidence in Argan’s ability to deliver continued success as well as our commitment to providing long-term value to shareholders. We're also pleased to announce a regular quarterly cash dividend of $0.50 per common share.

“As we enter our twentieth year building power infrastructure, we remain as disciplined today as we were in our first year in how we execute on projects.  We are energized by the opportunities we’re seeing and remain focused on continuing to drive revenue growth and profitability in fiscal 2027 and beyond.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides teledata infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: David Watson 301.315.0027

Investor Relations Contacts:
John Nesbett/Jennifer Belodeau
IMS Investor Relations
203.972.9200
argan@imsinvestorrelations.com